Stikeman Elliott LLP Barristers & Solicitors 199 Bay Street Suite 5300, Commerce Court West Toronto, ON M5L 1B9 Canada Main: 416 869 5500 Fax: 416 947 0866 www.stikeman.com

January 7, 2026

Largo Inc.

1 First Canadian Place

100 King Street West, Suite 1600

Toronto, Ontario

M5X 1G5, Canada

Dear Sirs/Mesdames

Re: Largo Inc.

Registration Statement on Form F-3 dated January 7, 2026

We have acted as Ontario counsel to Largo Inc. (the "Corporation"), a corporation existing under the Business Corporations Act (Ontario) (the "OBCA"), in connection with the preparation and filing of a prospectus pursuant to a registration statement on Form F-3 (the "Registration Statement") dated January 7, 2026, filed with the U.S. Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the "Securities Act") in connection with the resale of common shares in the capital of the Corporation (the "Common Shares"). The Registration Statement relates to the resale by Arias Resource Capital Fund III L.P. (the "Selling Shareholder") of (i) up to 4,918,033 Common Shares (the "Backstop Shares") and (ii) up to 4,918,033 Common Shares ("Backstop Warrant Shares") that are issuable from time to time to the Selling Shareholder upon the exercise of 4,918,033 warrants (the "Backstop Warrants").

The Backstop Shares and Backstop Warrants were offered and sold by the Corporation pursuant to a private placement (the "Private Placement") which closed concurrently with a registered direct offering (the "Registered Direct Offering") by the Corporation of Common Shares on October 22, 2025. The Backstop Shares and Backstop Warrants issued in connection with the Registered Direct Offering and Private Placement were issued pursuant to a securities purchase agreement (the "SPA") between the Corporation and the Selling Shareholder and was approved by the Toronto Stock Exchange (the "TSX") pursuant to a hardship exemption (the "Hardship Exemption"). Each Backstop Warrant has an exercise price of $1.22 per Backstop Warrant Share and became exercisable immediately upon issuance and a term of five years from the date of issuance.

We have examined and relied upon (i) the Registration Statement, (ii) the SPA, (iii) the form of Backstop Warrant (collectively, the "Transaction Documents"), (iv) the approval of the Hardship Exemption received from the TSX, (v) the Corporation's Certificate and Articles of Incorporation, Articles of Amendment and By-laws (the "Constating Documents"), as currently in effect, and certain resolutions of the board of directors of the Corporation (the "Board") approving, among other things, the filing of the Registration Statement, the execution and delivery of, and performance of the Corporation's obligations under each of the Transaction Documents, the issuance of the Backstop Shares, the Backstop Warrants, and the underlying Backstop Warrant Shares, and (vi) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering our opinion set forth below, we have assumed: (a) the authenticity of all documents submitted to us as originals, (b) the genuineness of all signatures, (c) the conformity to the authentic originals of all documents submitted to us as copies, whether facsimile, photostatic, electronic, certified or otherwise, and the authenticity of the originals thereof, (d) that all facts, information, representation and warranties set forth in the records, documents and certificates we have reviewed, including official public records and certificates and other documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate as of, and at all material times prior to, the date of this opinion letter, (e) the due authorization, execution and delivery of the Transaction Documents by all parties, other than the Corporation, and the validity, binding effect and enforceability thereof, (f) the legal capacity for all purposes relevant hereto of all persons (other than the Corporation), and (g) the exercise price and issue price for the Backstop Shares, Backstop Warrant Shares and Backstop Warrants, as applicable, was set by the Board or the person, persons or committee duly authorized by the Board, prior to the issuance of the Backstop Warrant in accordance with the OBCA, the Constating Documents, the TSX Company Manual and the Hardship Exemption, and any applicable resolution or authorization of the Board duly authorizing such person, persons or committee, as applicable.

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As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Corporation and others and of public officials. In our capacity as counsel to the Corporation in connection with the preparation of the Registration Statement and the filing of the Registration Statement, we are familiar with the proceedings taken and proposed to be taken by the Corporation in connection with the authorization and issuance of the securities offered under the Registration Statement. For purposes of this opinion, we have assumed that such proceedings will be timely and properly completed, in accordance with all requirements of the Applicable Law (as defined below), in the manner presently proposed.

We are qualified to practice law in the Province of Ontario, and our opinion expressed herein is only with respect to the laws of the Province of Ontario and the federal laws of Canada applicable therein now in effect (the "Applicable Law"). We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof. We assume no obligation to revise or supplement this opinion should any Applicable Laws be changed subsequent to the date hereof by legislative action, judicial decision or otherwise or if there is a change in any fact or facts after the date hereof. Where our opinion refers to any of the securities or shares as being "fully paid and non-assessable", no opinion is expressed as to actual receipt by the Corporation of the consideration for the issuance of such shares or as to the adequacy of any consideration received.

Based on and subject to the foregoing assumptions and qualifications, we are of the opinion that (i) the Backstop Shares were validly issued as fully-paid and non-assessable Common Shares of the Corporation, and (ii) the Backstop Warrant Shares issuable upon the exercise of the Backstop Warrants have been duly authorized, allotted and reserved for issuance, and, upon the exercise of the Backstop Warrants, in accordance with the terms of the Backstop Warrants, including receipt by the Corporation of the required exercise price therefor, the Backstop Warrant Shares, if any, will be validly issued as fully-paid and non-assessable Common Shares of the Corporation.

We hereby consent to the use of our name in, and the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act or the rules and regulations promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in Applicable Law.

Yours truly,

/s/ Stikeman Elliott LLP